EXHIBIT 10.1
EXECUTION COPY

ACCOUNT PURCHASE AGREEMENT

This Account Purchase Agreement (this “Agreement”), dated as of May 1, 2010, is entered into between Tri-State Employment Services, Inc. (“Tri-State”), and Corporate Resource Development Inc. (“Customer”).  The Customer and Tri-State agree as follows:

ARTICLE I
Purpose of Agreement

1.01                Purpose of Agreement.  The Customer desires to sell and assign to Tri-State acceptable accounts receivable and Tri-State desires to purchase such accounts on the terms and conditions set forth herein.  The purchase of accounts hereunder shall be on a recourse basis, except as provided herein, and shall be on a notification of assignment basis. The purpose of this Agreement is commercial in nature and not for household, family and/or personal use. Terms which are not defined herein shall have the meaning set forth in the Uniform Commercial Code as adopted in the state of Colorado.  This Agreement sets forth the terms and conditions on which Tri-State will consider purchasing accounts receivable from the Customer.

ARTICLE II
Definitions

2.01                “Acceptable Account” means an Account, in any amount acceptable to Tri-State, which conforms to the representations, warranties and terms set forth herein, net of any credits or allowances of any nature and is not an Unacceptable Account as defined below.

2.02                “Account” means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of Customer’s business which is not evidenced by an instrument or chattel paper.

2.03                “Account Debtor” means Customer’s customer or any other person or entity owing money to the Customer with respect to an Account.

2.04                “Advance” shall mean with respect to a given Account an amount equal to ninety percent (90%) of the gross face amount of such Account less stated trade discounts offered by the Customer to the Account Debtor.  This percentage may be adjusted by Tri-State at any time at Tri-State’s sole discretion.

2.05                “Client Services Account” means any Account owed pursuant to a client services agreement excluding any Accounts owed by governmental bodies or agencies.

2.06                “Collateral” means the intangible or tangible property given as security to Tri-State by Customer for any obligations and liabilities of Customer to Tri-State under this Agreement and includes, without limitation, the property and assets described in Section 5.01 of this Agreement.

2.07                “Collected Reserve” means the internal general ledger account which credits, debits and disbursements will be made in accordance with this Agreement.  Provided there is no Event of Default hereunder, or any event which with the passage of time or notice would be an Event of Default, any available balance held in the Collected Reserve shall be released to the Customer, or to any third party at Customer’s written direction to Tri-State, semi-weekly.  Any fee, charge or other obligation of the Customer under this Agreement may be charged against this account in Tri-State’s sole discretion.  Upon the occurrence of an Event of Default, or an event which with the passage of time or notice would become an Event of Default, Tri-State may hold any balance in the Collected Reserve as Collateral for any obligations of the Customer to Tri-State and Tri-State may charge any such obligations against the Collected Reserve in its sole discretion.

2.08                “Commercial Dispute” means any dispute or claim in any respect (including, without limitation, any alleged dispute as to price, invoice terms, quantity, quality or late delivery and claims of release from liability, counterclaim or any alleged claim of deduction, offset, or counterclaim or otherwise) arising out of or in connection with an Account or any other transaction related thereto, which dispute relates to an Account.

2.09                “Customer” means Corporate Resource Development Inc.

2.10                “Event of Default” shall mean the existence of a default pursuant to Article VII hereunder, a default under any documents given to Tri-State in connection with this Agreement, or a default under the Wells Fargo Agreement.

2.11                “Facility Fee” shall mean the fee payable on closing of this Agreement, and on each renewal of this Agreement, as set forth in Section 6.06 below.

2.12                “Facility Maximum” means $45,000,000 less the aggregate outstanding amount of all accounts receivable purchased by Wells Fargo from Tri-State and all affiliates of Tri-State, subject to the availability of Acceptable Accounts and the exercise of Tri-State’s discretion as provided herein.

2.13                “Governmental Account” means any Account owed by a governmental body or agency.

2.14                “Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code or a proceeding in which a receiver is appointed for substantially all assets in accordance with applicable state law; provided, however, if the proceeding is terminated within sixty (60) days of its initiation, such proceeding shall not be an Insolvency Proceeding for purposes of this Agreement.

2.15                “Lien” shall mean any security interest, mortgage, assignment (whether absolute or by way of security), tax lien or other lien (statutory or otherwise) or any other encumbrance of any kind or nature whatsoever.

2.16                “Minimum Fee” shall mean the minimum fee paid as stated in Section 6.06 below.

2.17                “Net Purchase Price” for any Account means an amount equal to the gross face amount of such Account less (i) the Tri-State Discount and (ii) any other charges with respect to such Account and less any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Account taken by the Account Debtor.

2.18                “Prime Rate” shall mean the highest of the Prime Rate published by Wells Fargo Bank, N.A. as the base rate on corporate loans.  In the event the Prime Rate as published by Wells Fargo Bank, N.A. ceases to exist or Wells Fargo Bank, N.A. ceases publishing a Prime Rate, Tri-State will substitute a comparable index which is outside the control of Tri-State.  In the event of an error by Wells Fargo Bank, N.A., the “Prime Rate” will be based upon the Prime Rate as corrected.  Any increase or decrease in the Prime Rate shall be effective as of the next business day following such adjustment and such adjusted Prime Rate shall be the applicable Prime Rate in determining the rate of interest payable hereunder.

2.19                “Purchase Limit” shall mean the limit Tri-State sets from time to time establishing the maximum gross face amount of purchased Accounts which are approved to be outstanding at any given time by a particular Account Debtor.

2.20                “Repurchase Price” for any Account means the Advance less any amounts collected from the Account Debtor on the Account plus the Tri-State Discount and all fees, costs or expenses associated with the repurchase or collection of such Account.  In any event where repurchase is required under this Agreement, Tri-State, at its discretion, may charge the Repurchase Price to Customer’s Collected Reserve which may create a deficit balance under Section 3.10 below.

2.21                “Rights” shall have the meaning set forth in Section 3.14.

2.22                “Term” shall mean this Agreement is in effect until March 31, 2011.  This Agreement shall automatically continue for a renewal Term of twenty-four (24) months unless sixty (60) days prior to the end of the current Term, the Customer notifies Tri-State in writing that the Customer wishes to terminate this Agreement.

2.23                “Tri-State Discount” shall be equal to 0.00% of the face amount of each Account purchased by Tri-State together with a fee which shall be equal to the lesser of the Advance on the Account times (i) the sum of the Prime Rate, plus two and one half percent (2.5%) per annum, or (ii) the lawful maximum, if any, in effect from time to time for advances to borrowers of the type, in the amount, for the purposes and otherwise of the kind herein contemplated.  Such fee shall be computed on a daily basis from the date each Account is purchased until the date of receipt of good funds paying each Account in full.  The fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(a)           If any Event of Default exists, the Tri-State Discount may increase in an amount up to fifty percent (50%) to be determined by Tri-State at its sole discretion (but in no event shall such fee be more than the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated).

(b)           Tri-State may increase the Tri-State Discount if Tri-State’s cost of funds increases for any reason.  Such change shall be effective upon the actual change in Tri-State’s cost of funds.

(c)           Tri-State may, upon prior written notice to Customer, change the amount of any fee or charge provided for herein at its sole discretion.

2.24                “Unacceptable Account” shall mean an Account which is not acceptable in Tri-State’s sole discretion including but not limited to the following:

(a)           Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Acceptable Accounts that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to Tri-State that (i) Tri-State has a first priority perfected security interest and (ii) such Accounts may be enforced by Tri-State directly against such unit of government under all applicable laws);

(b)           Accounts not payable in United States dollars;

(c)           Accounts owed by an Account Debtor located outside the United States unless Tri-State agrees to the contrary in writing;

(d)           Accounts owed by an Account Debtor that is insolvent, the subject of an Insolvency Proceeding or has ceased doing business;

(e)           Accounts owed by an owner, shareholder, subsidiary, affiliate, officer or employee of the Customer;

(f)           Accounts which are not subject to a duly perfected security interest in Tri-State’s favor or which are subject to any Lien in favor of any person or entity other than Tri-State or Wells Fargo, including without limitation any payment or performance bond;

(g)           Accounts that have been restructured, extended, amended or modified;

(h)           Any Account whose sale, transfer or assignment (whether absolutely or by way of security) is limited or restricted by the terms of the contract evidencing or relating to such Account (unless such limitation or restriction has been complied with and Tri-State is satisfied in its sole discretion that the sale, transfer or assignment of such Account hereunder is valid and effective);

(i)           That portion of Accounts that constitutes allowances, finance charges, service charges or sales or excise taxes;

(j)           Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of the Account to Tri-State;

(k)           Accounts, or portions thereof, that fail to conform to the representation and warranties contained herein or are otherwise deemed unacceptable by Tri-State in its sole discretion;

(l)           Accounts which would cause the Purchase Limit for such Account Debtor to be exceeded;

(m)           Accounts which would cause the total face amount of Accounts purchased hereunder to exceed the Facility Maximum; and

(n)           Accounts generated by the performance of permanent placement services.

2.25                “Wells Fargo” means Wells Fargo Bank, N.A., successor-in-interest to Wells Fargo Business Credit, Inc.

2.26                “Wells Fargo Agreement” means that certain Account Purchase Agreement by and between Tri-State and Wells Fargo, dated as of March 14, 2003, as the same may be amended or otherwise modified from time to time.

ARTICLE III
Purchase and Assignment of Accounts

3.01                Assignment of Accounts:  Pursuant to the terms herein, Customer hereby sells, transfers and assigns to Tri-State, its successors and assigns, as absolute owner, and Tri-State hereby accepts from the Customer all of the Customer’s right, title and interest in and to:

(a)           All of the Customer’s Accounts together with all rights of action accrued or to accrue thereon, including, without limitation, full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in Customer’s name or otherwise; and

(b)           All right, title and interest of the Customer in and to the books and records evidencing or relating to the Accounts, all deposits, or other security for the obligation of any person or entity under or relating to the Accounts, all goods relating to, or which by sale have resulted in, the Accounts, including goods returned by any Account Debtor, debtor or obligor in any way obligated on or in connection with the Account including, without limitation, the Account Debtor, all rights of stoppage in transit, replevin, repossession and reclamation and all other rights of action of an unpaid vendor or lienor; and

(c)           All proceeds of the foregoing in any form.

3.02                Approval:  Tri-State shall not purchase an Account unless such Account is first submitted to Tri-State by Customer for approval.  Schedules of accounts offered for sale may be submitted by electronic mail, regular mail or facsimile transmission.  Tri-State is not obligated to buy any Account from Customer that Tri-State does not deem acceptable in its sole discretion or that Wells Fargo does not deem acceptable pursuant to the terms of the Wells Fargo Agreement.

3.03                Required Forms:  When Customer offers an Account to Tri-State for sale, Tri-State shall receive (a) an assignment of Accounts, in a form satisfactory to Tri-State and signed by an authorized representative of Customer, (b) an original invoice or an electronic equivalent thereof, either of which must be in a form acceptable to Tri-State in its sole discretion, (c) a copy of the Bill of Lading if applicable, (d) proof of delivery, (e) contract, purchase order, or purchase order number which corresponds with such invoice(s), as appropriate to the business of Customer, (f) notification of assignment and waiver of offset signed by the Account Debtor in a form acceptable to Tri-State in its sole discretion and (g) any other document which Tri-State may require.

3.04                Purchase:  Upon approval and acceptance by Tri-State of an Account for the assignment and sale of an Account to Tri-State, Tri-State shall purchase and Customer shall assign and sell to Tri-State such Account.

3.05                Purchase Price:  As consideration for the assignment and sale of an Account to Tri-State, Tri-State shall pay to the Customer the Net Purchase Price for such Account on the terms and conditions as stated in Section 3.06 herein.

3.06                Payment of Purchase Price:  If no Default exists hereunder, Tri-State shall pay for each Account purchased hereunder the Net Purchase Price for such Account to Customer as follows:

(a)           Upon assignment or sale of an Account to Tri-State, and receipt of all documents and forms described in Section 3.03 herein and upon fulfillment of all terms precedent to such sale or assignment as more fully set forth herein, Tri-State shall (i) pay to the Customer, or (ii) pay to any third party at Customer’s written direction to Tri-State, or (iii) advance to the Collected Reserve, the Advance with respect to such Account.

(b)           After collection of an Account by Tri-State, Tri-State shall credit the Customer’s Collected Reserve with the amount collected on the Account less:  (i) the Advance, (ii) the Tri-State Discount, and (iii) any fees, expenses or charges owed to Tri-State as more fully described herein.

(c)           In the event Tri-State receives payment on an Account which has not been purchased by Tri-State, such payment will be credited to the Customer’s Collected Reserve and released in accordance with this Agreement.

3.07                Sole Property:  Once Tri-State has purchased an Account, any and all payments from the Account Debtor as to that Account are the sole property of Tri-State.  Tri-State and Customer (a) acknowledge that Tri-State may sell, assign and transfer to Wells Fargo, which may purchase, Tri-State’s undivided ownership interest in all of Customer’s right, title and interest in Customer’s Accounts purchased hereunder and the related rights set forth in Section 3.01 above, subject and pursuant to the terms and conditions of the Wells Fargo Agreement and (b) agree to cooperate and perform all such acts and enter into and deliver all such documents as Wells Fargo may require, acting reasonably, in order to facilitate the consummation of such subsequent sale, assignment and transfer.

3.08                Credit Risk:  The purchase of Accounts hereunder shall be purchased as full recourse to Customer.

3.09                Book Entry:  Customer shall, immediately upon sale of Accounts to Tri-State, make proper entries on its books and records disclosing the absolute sale of said Accounts to Tri-State, including the proper inclusion of the language stated in Section 3.12 below, on said books and records and other documents as so directed by Tri-State.

3.10                Reporting and Statement of Account:  On a weekly basis, or as otherwise determined by Tri-State at its sole discretion, Tri-State shall prepare, and make available to the Customer, an accounting of the purchases, collections, and amounts credited to and/or charged against the Collected Reserve during that week or other period.  Should such a statement of account indicate a deficit balance, such balance shall be due and payable and the Customer shall immediately pay to Tri-State the amount of such deficit plus accrued interest on such deficit balance.  Interest shall accrue on any deficit balance at the annual rate of eighteen percent (18%), calculated on a daily basis, not to exceed the applicable legal limit, until such deficit is paid in full.

3.11                Notification:  Prior to purchasing any Accounts, Tri-State will notify all Account Debtors of the assignment of Accounts and instruct the Account Debtor to make payments directly to Wells Fargo.

3.12                Notation of Assignment:  Customer shall make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by Tri-State for each Account which indicates that the Account has been assigned and/or sold to Wells Fargo.  The notation shall be as follows:

This invoice has been sold and assigned to
and is payable to:

Wells Fargo Business Credit
Dept. 1494
Denver, Colorado 80291-1494
For information call 303/964-7400

Wire Instructions:

Wells Fargo Bank, N.A.
San Francisco, CA
ABA# 121000248
Beneficiary: Wells Fargo Business Credit
Acct# 6355033300

In the event any invoice (or the electronic equivalent of an invoice) is sent or transmitted to any Account Debtor without the required notation, a fee equal to two and one half percent (2.50%) of the face amount of such invoice shall be assessed.

3.13                DBAs.  Each party hereto acknowledges and agrees that Customer is doing business under various names and that some Accounts may be in connection with the “doing business as” or “DBA” name set forth on Schedule 1 attached hereto.

3.14                Relationship among Customer, Tri-State and Wells Fargo.  Customer and Tri-State acknowledge that Customer is an affiliate of Tri-State and that Tri-State intends to offer to sell, assign and transfer to Wells Fargo which will consider purchasing, subject and pursuant to the terms and conditions of the Wells Fargo Agreement, Tri-State’s undivided ownership interest in all of Customer’s right, title and interest in, to or under all of Customer’s Accounts and the related rights set forth in Section 3.01 above.  In contemplation of such subsequent sale, assignment and transfer, Tri-State shall receive and hold in trust for the benefit of Wells Fargo, all its title, interest, rights, remedies, recourses and powers to, in or under this Agreement (collectively, the “Rights”), including the Rights with respect to the Customer’s Accounts purchase hereunder and the related rights set forth in Section 3.01 above, the Collateral and the proceeds thereof and Tri-State covenants for the benefit of Wells Fargo, and Customer acknowledges such covenants and agrees to give effect thereto insofar as its actions are concerned, that it shall exercise (i) its Rights with respect to Customer’s Accounts purchased hereunder and the related rights set forth in Section 3.01 above, the Collateral and the proceeds thereof, (ii) its Rights to waive or postpone the exercise of any right, remedy, recourse or power and (iii) its Rights to determine whether or not to exercise any such right, remedy, recourse or power, and, in each case, whether or not any of such Rights is expressed to be discretionary, in such a manner so as to, at all times, comply with, perform and discharge its agreements, covenants and obligations to Wells Fargo pursuant to the Wells Fargo Agreement.  For avoidance of doubt, Tri-State confirms, and Customer acknowledges and agrees, that Tri-State is not the agent of Wells Fargo for the purposes of this Agreement and that Tri-State is not entitled by Wells Fargo to bind or create any obligation or liability of Wells Fargo hereunder.  Tri-State and Customer acknowledge and agree that notwithstanding Wells Fargo being the beneficiary under Tri-State’s declaration of trust under this Section 3.14, Wells Fargo shall neither assume nor incur any obligation or liability hereunder.

ARTICLE IV
Customer’s Representations, Warranties and Covenants

4.01                Representations and Warranties.  Customer hereby represents and warrants as follows:

(a)           Customer is properly licensed, qualified and authorized to operate its business under the trade name(s) set forth on Schedule 1 attached hereto and Customer’s trade name(s) have been properly filed and published as required by applicable law.  Customer, and the persons executing this document, are duly authorized to execute and deliver this Agreement and all other documents required to be executed and delivered hereunder. The person executing this Agreement for Customer executed it in New York.  Customer’s chief executive office is at the location(s) set out under Customer’s name on the signature pages to this Agreement.  All other places of business have been disclosed on the application provided to Wells Fargo.

(b)           Customer is solvent and is not subject to any Insolvency Proceeding.

(c)           Customer has made and shall continue to make timely payment and remittance to applicable governmental authorities of all taxes and other amounts required to be paid and remitted by Customer pursuant to applicable law.

(d)           Customer is, at the time of purchase of each Account by Tri-State, the lawful owner of and has good and undisputed title to such Account.  Each Account, at the time of purchase is free from any Liens, mortgages, restrictions or encumbrances that have not been previously disclosed to Tri-State.  Each Account offered for sale to Wells Fargo is an Acceptable Account as defined in Section 2.01 herein.

(e)           Each Account Debtor’s business is solvent to the best of Customer’s information and knowledge at the time of this Agreement and at the time each Account of such Account Debtor is presented to Tri-State for purchase.

(f)           Each Account offered for sale to Tri-State is an accurate and undisputed statement of indebtedness owed by an Account Debtor to Customer for a certain sum which is due and payable in thirty (30) days or less, or within such term as is agreed to by Tri-State and Customer, is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by the Account Debtor.  Customer has all rights to transfer or sell such Accounts to Tri-State and such Accounts are payable by an Account Debtor without offset, deduction or counterclaim.

(g)           Customer does not own, control or exercise dominion over, in any way whatsoever, the Account Debtor or the business of any Account Debtor for whom Accounts are to be sold by Customer to Tri-State.

(h)           All financial records, statements, books or other documents shown to Tri-State by Customer at anytime, either before or after the signing of this Agreement, are true and accurate.

(i)           There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of Customer, threatened against or affecting Customer, which if adversely determined, would have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of Customer.

(j)           The execution and performance by Customer of the terms and provisions of this Agreement, and the execution and delivery of any other documents required to be executed and delivered hereunder, have been duly authorized by all requisite company action, and neither the execution nor the performance of this Agreement or any other documents required to be delivered hereunder, will violate any provision of law, any order of any court or other agency of government, the governing documents of Customer, or any agreement or other instrument to which Customer is a party, or by which Customer is bound, or be in conflict with, result in breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien upon any of the property or assets of Customer, pursuant to any such agreement or instrument, except as provided hereunder.  Customer agrees that it will execute and perform all terms hereunder.

4.02                Negative Covenants.  Customer agrees as follows:

(a)           Customer will not under any circumstances or in any manner whatsoever, interfere with any of Tri-State’s rights under this Agreement.

(b)           For the duration of this Agreement and for any period thereafter for as long as any obligation to repurchase or indebtedness whatsoever remains owing by Customer to Tri-State, Customer will not sell or assign Accounts to any party other than to Tri-State.

(c)           Customer shall not pledge, transfer or grant any additional consensual Lien in any personal property or Accounts of Customer nor shall Customer consent to the placement of any additional Lien by any other party on any Collateral for the term of this Agreement and for as long as Customer may be required to repurchase any Account or is indebted to Tri-State hereunder without the written consent of Tri-State; provided that Customer may pledge, transfer or grant any additional consensual Lien in any personal property or Accounts of Customer to Wells Fargo.  Customer shall provide written notice to Tri-State immediately upon obtaining any knowledge, from any source, of the assertion, filing, recording or perfection by any means, of any non-consensual Lien against the Collateral.

(d)           Customer will not change or modify the terms of the original invoice or agreement with the Account Debtor or the order of payment on Accounts sold to Tri-State without prior consent in writing from Tri-State.

(e)           Customer shall not be involved in a material dispute of any kind with an Account Debtor, regardless of validity, during the term of this Agreement.

(f)           Customer shall not breach any representations, warranties or covenants in this Agreement.

(g)           Customer shall not intentionally contribute to, or aggravate any credit problem of any Account Debtor.

(h)           Customer shall not alter any electronic or other instruction, code or password which could result in payment from an Account Debtor being made to any person or entity other than Tri-State at the address set forth in Section 3.12 above.

4.03                Affirmative Covenants.  Customer agrees as follows:

(a)           With respect to misdirected payments, whenever any payment on any Account comes into Customer’s possession, Customer shall hold such payment in trust and safekeeping, as the property of Tri-State or Wells Fargo if Wells Fargo has purchased such Account under the Wells Fargo Agreement, and immediately turn over such payment in the same form as it was received by Customer to Tri-State or Wells Fargo if Wells Fargo has purchased such Account under the Wells Fargo Agreement, in either case, at the address set forth in Section 3.12 above.  Customer shall pay a misdirected payment fee in the amount of fifteen percent (15%) of the amount of any payment on account of an Account purchased by Tri-State herein which has been received by Customer and not delivered in kind to the address set forth in Section 3.12 above on the next business day following the date of receipt by Customer.  Further, Customer shall segregate and hold in trust and safekeeping, as the property of Tri-State or Wells Fargo if Wells Fargo has purchased such Account under the Wells Fargo Agreement, and immediately turn over to Tri-State or Wells Fargo if Wells Fargo has purchased such Account under the Wells Fargo Agreement, any goods or inventory returned to, reclaimed or repossessed by the Customer which are covered by an Account purchased by Tri-State or Wells Fargo, as the case may be.

(b)           Customer will maintain such insurance covering Customer’s business and/or the property of the Account Debtors as is customary and adequate for businesses similar to the business of Customer in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance.  Further, the Customer shall have Tri-State and Wells Fargo each named as loss payee for such insurance.

(c)           Customer will immediately notify Tri-State of any material disputes between Account Debtor and Customer or the return of any product by an Account Debtor to Customer.

(d)           Customer will notify Tri-State in writing prior to any change in the location of any of its places of business, including the location of the Customer’s inventory or, if Customer has or intends to acquire any additional place of business.  Customer will not change its chief executive office or the office or offices where Customer’s books and records concerning Accounts are kept without prior notice to Tri-State.  Customer will not remove any Collateral from the jurisdictions in which the Collateral is located on the date of this Agreement without the prior written consent of Tri-State.

(e)           Customer will immediately notify Tri-State in writing prior to any proposed change of Customer’s name, identity, legal entity, corporate structure, business dissolution, use of any additional trade name, or any proposed change in any of the officers identified in the Certificate of Incumbency provided to Tri-State, or the principals, partners, shareholders and/or owners of Customer and Customer will not effect any such change without Tri-State’s written consent.

(f)           Customer will immediately notify Tri-State in writing of the commencement of any material legal proceeding or service of any legal document affecting the Customer including, but not limited to, any complaints, judgments, Liens, attachments, garnishments or any Insolvency Proceeding against Customer.  Customer will notify Tri-State in advance of the filing of any Insolvency Proceeding by Customer.

(g)           At least once per quarter, or once per month if Customer is in default, Customer will furnish to Tri-State financial statements, including but not limited to a statement of profit and loss and a balance sheet, satisfactory proof of payment and compliance with all federal, state and local tax requirements and any other information requested by Tri-State.

(h)           At least once per month, Customer will furnish to Tri-State a detailed aging of all accounts receivable and accounts payable of Customer.

(i)           Customer shall immediately notify Tri-State of any material claim, loss or offset of any kind against Customer or Tri-State asserted by an Account Debtor during the term of this Agreement.

(j)           Upon the occurrence of a Commercial Dispute with respect to an Account, Customer shall immediately pay Tri-State the Repurchase Price for such Account.

ARTICLE V
Security Interest

5.01                Security Interest/Collateral:  As further inducement for Tri-State to enter into this Agreement, Customer grants to Tri-State, as collateral for the repayment of any and all obligations and liabilities whatsoever of Customer to Tri-State, a security interest, under the Uniform Commercial Code, in the following described property, as defined under the Uniform Commercial Code:  All of Customer’s accounts, general intangibles, contract rights, investment property, deposit accounts, inventory, equipment, goods, instruments, chattel paper, documents, insurance proceeds, letter-of-credit rights and letters of credit and the Collected Reserve established hereunder and all sums on deposit in the Collected Reserve; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) any money, or other assets of Customer that come into the possession, custody, or control of Tri-State now or in the future; (f) all proceeds of any of the above Collateral; (g) all books and records of Customer, including without limitation all mail or e-mail addressed to Customer and (h) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Customer has rights now or in the future.  Customer and Tri-State acknowledge and agree that, as a result of the lien and security interest granted to Tri-State in, to or under the Collateral, pursuant to this Section 5.01, such Collateral shall become subject to the lien and security interest granted by Tri-State, as customer, to Wells Fargo under Section 5.01 of the Wells Fargo Agreement.

5.02                Security Documents:  Customer shall execute all and deliver to Tri-State any and all documents and instruments as Tri-State may request from time to time.  Customer authorizes Tri-State to file a UCC financing statement with any appropriate authority reflecting its security interest and further authorizes Tri-State to file other filings including amendments (other than amendments adding collateral) as Tri-State deems appropriate.

ARTICLE VI
Operational Provisions

6.01                Repurchase:  Upon the occurrence of a Commercial Dispute, Customer shall repurchase the Account subject to the Commercial Dispute immediately.  Regardless of whether there is a Commercial Dispute, in the event that an Account is outstanding ninety (90) days from the invoice date, Customer shall immediately repurchase such Account.  In either event, if the Repurchase Price is not paid immediately, Tri-State may (but is not required to) deduct the Repurchase Price from funds available to Customer under ARTICLE III hereof.

6.02                Power of Attorney:  In order to carry out this Agreement and avoid unnecessary notification of Account Debtors, Customer irrevocably appoints Tri-State, or any person or entity designated by Tri-State, as its special attorney in fact, or agent, with power to:

(a)           strike through Customer’s remittance information on all invoices delivered to Account Debtors and note the remittance information set forth in Section 3.12 above on all invoices.

(b)           receive, open, read and thereafter forward to Customer as appropriate all mail addressed to Customer (including any trade name of Customer) sent to Tri-State’s or Wells Fargo’s address. Any payments received shall be processed in accordance with this Agreement.

(c)           endorse the name of Customer or Customer’s trade name on any checks or other evidences of payment that may come into the possession of Tri-State or Wells Fargo with respect to any Account, and on any other documents relating to any of the Accounts or to Collateral.

(d)           in Customer’s name, or otherwise, demand, sue for, collect, and give releases for any and all monies due to or become due on any Account.

(e)           compromise, prosecute, or defend any action, claim or proceeding as to any Account.

(f)           After the occurrence and during the continuation of an Event of Default, offer a trade discount to Customer’s Account Debtor exclusive of Customer’s normal business custom with any Account Debtor.

(g)           initiate electronic debit or credit entries through the ACH system to Customer’s account or any other deposit account maintained by Customer wherever located.

(h)           sign Customer’s name on any notice of assignment, financing statement, amendment to any financing statement and on any notices to Account Debtors.

(i)           do any and all things necessary and proper to carry out the purposes intended by this Agreement.

The authority granted to Tri-State under this provision shall remain in full force and effect until all assigned Accounts are paid in full and any indebtedness of Customer to Tri-State is discharged.  The appointment of each of Tri-State and its designees as Customer’s special attorney in fact and agent is an appointment coupled with an interest with right of substitution.

6.03                Miscellaneous Payments:  Should Tri-State receive a duplicate payment on an Account or other payment which is not identified, Tri-State shall carry these sums as open items in its accounting and shall return any duplicate payment to the Account Debtor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation.  In the event Tri-State receives payment on an Account which has not been purchased hereunder and can be identified as being the property of the Customer, such payment will be credited to the Customer’s Collected Reserve and released in accordance with this Agreement.

6.04                Hold Harmless:  Customer shall hold Tri-State and Wells Fargo harmless against any Account Debtor ill-will arising from Tri-State’s or Wells Fargo’s collecting or attempting to collect on any Account, provided that Tri-State or Wells Fargo, as the case may be, acts in a commercially reasonable manner.

6.05                Taxes:  Should any excise, sale, use or other tax be imposed by any federal, state or local authority requiring a deduction or withholding from the proceeds of sale of any Account, or if the Account Debtor is authorized to withhold and deduct such tax or levy, then the Customer shall immediately pay Tri-State the amount of the tax or levy so withheld, and the Customer shall indemnify and hold Tri-State harmless from any loss or expense on account of such tax.

6.06                Minimum and Facility Fee:  Customer shall pay a Minimum Fee in the amount of $0 during the Term (and any renewals hereof) and Customer shall pay the difference (if any) between the Minimum Fee and the Tri-State Discount paid that Term on the fifteenth (15th) day of the month following the end of the applicable Term.  Customer shall pay a Facility Fee in the amount of $0 upon closing of this Agreement, and at the anniversary date upon each renewal, in the amount of $0.  Tri-State agrees that if Customer obtains financing from any Wells Fargo & Co. entity and such financing is utilized for paying off all obligations to Tri-State hereunder, including the repurchase of all Accounts, and Customer ceases selling Accounts hereunder, Minimum Fees for the remainder of the then current Term shall be waived from the date of the full pay off to Tri-State or the date selling of Accounts ceases, whichever is later.

6.07                Unpaid Accounts:  Any Account which is unpaid for sixty (60) days or more after the due date or ninety (90) days after the invoice date, whichever occurs earlier, shall be deemed to be unpaid due to a Commercial Dispute.

6.08                Reports:  Except as provided by Section 3.10, and in the event Customer requests information from Tri-State regarding Customer’s account hereunder, such requests shall be subject to the schedule of fees provided by Tri-State which schedule may be adjusted by Tri-State from time to time in its discretion.

6.09                Settlement of Accounts:  Tri-State or Wells Fargo may settle any Commercial Dispute with any Account Debtor.  Such settlement does not relieve Customer of any obligation (including any repurchase obligation) under this Agreement with respect to any Accounts.

6.10                Documents:  If documents submitted by Customer to Tri-State for the purchase of any Account are materially mistaken, fraudulent, materially incorrect or erroneous, or if the Customer fails to submit any document required by Tri-State under this Agreement for the purchase of any Account, then such Account shall be deemed to be an Commercial Dispute and the Customer shall repurchase such Account and pay the Repurchase Price as stated herein.

6.11                Information:  In the event Tri-State or Wells Fargo provides financial information to Customer regarding a third party, whether by setting a Purchase Limit, at the request of Customer or otherwise, Customer understands that neither Tri-State nor Wells Fargo is making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

ARTICLE VII
Default

7.01                Events of Default:  Any one or more of the following shall be an Event of Default hereunder:

(a)           Customer shall fail to pay any indebtedness to Tri-State when due or repurchase any Account when required hereunder.

(b)           Customer shall breach any term, provision, promise, warranty, representation or covenant under this Agreement, or under any other agreements or contracts between Customer and Tri-State.

(c)           The appointment of any receiver or trustee of all or a substantial portion of the assets of Customer.

(d)           Customer shall become insolvent or unable to pay debts as they mature, or Customer shall voluntarily commence any Insolvency Proceeding affecting Customer.

(e)           Any involuntary Insolvency Proceeding shall be filed against Customer and is not dismissed within sixty (60) days.

(f)           Any levies, attachment, executions, or similar process shall be issued against the Collateral.

(g)           Any financial statements, profit and loss statements, or schedules, other statements or documents furnished by Customer to Tri-State are false or incorrect in any material respect.

(h)           Any documents submitted by Customer to Tri-State for the purchase of an Account are fraudulent or erroneous, or if the Customer fails to submit any document required by Tri-State under this Agreement for the purchase of that Account.

(i)           Any Account Debtor shall assert a claim or offset of any kind against Customer or Tri-State during any time period covered by this Agreement which may have a material adverse impact on payment of any Account.

(j)           Any guarantor of Customer’s obligations hereunder is in default under the guaranty or if any guarantor withdraws or revokes the guaranty as to future sales of Accounts or otherwise.

(k)           Tri-State shall have defaulted under the Wells Fargo Agreement.

ARTICLE VIII
Remedies

8.01                Remedies on Default:  Upon the occurrence of an Event of Default, Tri-State may do any one or more of the following:

(a)           Accelerate and declare immediately due and payable, all indebtedness of Customer to Tri-State, whether mature, contingent or otherwise, including without limitation (i) outstanding purchased Accounts, (ii) any unpaid Minimum Fees and (iii) all other fees, costs and expenses as required hereunder.

(b)           Require the Customer to repurchase any and all Accounts, whether disputed or undisputed, and pay the Repurchase Price for those Accounts as provided herein, and, in the event the Repurchase Price is not promptly paid, Wells Fargo may continue to collect such Accounts and charge a reasonable fee in connection with such collection activities in addition to any other fees or charges provided for herein.

(c)           Cease purchasing any Account under this Agreement.

(d)           Notify any Account Debtor and take possession of Collateral and collect any Account without judicial process.

(e)           Settle any disputed Account directly with the Account Debtor without relieving Customer of its obligations with respect to such Account under this Agreement.

(f)           Require Customer to assemble the Collateral and the records pertaining to Accounts and make them available to Tri-State at a place designated by Tri-State.

(g)           Enter the premises of Customer and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.

(h)           Grant extensions, compromise claims and settle any Account for less than face value, all without prior notice to Customer.

(i)           Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Customer.

(j)           Initiate electronic credit or debit entries through the ACH system to and from Customer’s deposit account maintained by Customer wherever located.

(k)           Hold Customer liable for any deficiency for any amounts due and owing to Tri-State.

(l)           Cease making reports or accountings to the Customer as otherwise required by this Agreement.

(m)           For any reason apply for the ex parte appointment of a receiver of the Accounts, the related rights set forth in Section 3.01 above and the Collateral (to which appointment Customer hereby consents) without the necessity of posting a bond or other form of security (which Customer hereby waives).

ARTICLE IX
Term and Termination

9.01                Term:  This Agreement shall continue in full force and effect until the earliest of (a) the expiration of the Term, (b) any date agreed to in writing by the parties hereto, (c) upon at least sixty (60) days written notice by Customer; (d) any date set by Tri-State upon the occurrence of an Event of Default or (e) upon termination of the Wells Fargo Agreement.  On the date of termination, all obligations owing by the Customer to Tri-State, including any unpaid Minimum Fees and Facility Fee as outlined in Section 6.06 herein, for the full current Term shall be accelerated and become immediately due and payable in full without further notice or demand.

9.02                Repurchase of Account:  Upon termination, Customer shall repurchase any and all Accounts, whether disputed or undisputed, as may be requested by Tri-State, and shall pay the Repurchase Price for those Accounts as provided herein as well as any other indebtedness or obligations owed to Tri-State by Customer.  Tri-State continues and shall continue to have a security interest in the Collateral of Customer until all amounts owed to Tri-State by Customer are paid in full or are satisfied.

9.03                Repayment of Account Debtor:  In the event Tri-State is required to repay any Account Debtor for a payment received by Tri-State on an Account, and non-payment of that Account would have required repurchase by Customer under this Agreement, the amount of the repayment by Tri-State shall be an obligation of Customer to Tri-State notwithstanding the termination of this Agreement.  In the event the Customer receives a payment from Tri-State to which the Customer has no rights, repayment of the funds to Tri-State is an obligation of the Customer to Tri-State whether or not this Agreement has been terminated.  In either event, if the obligation is not paid upon five (5) days notice of the obligation to pay from Tri-State to Customer, Tri-State may file a financing statement in connection with the security interest granted herein (if necessary) or otherwise perfect its interest in the Collateral and exercise any and all rights it has under this Agreement to collect the amounts due.

ARTICLE X
Miscellaneous Provisions

10.01                Binding on Future Parties:  This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties hereto except that the Customer shall not have the right to assign its rights hereunder or any interest herein without Tri-State’s prior written consent.  Each of Customer and Tri-State acknowledges that Wells Fargo is a third party beneficiary of, and shall be entitled to rely on and avail itself of, the provisions of this Agreement.

10.02                Cumulative Rights:  No failure or delay by Tri-State in exercising any right, power or remedy under this Agreement or documents given in connection with this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.03                Waiver:  Tri-State may not waive its rights and remedies unless the waiver is in writing and signed by Tri-State.  A waiver by Tri-State of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

10.04                Choice of Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

10.05                Invalid Provisions:  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

10.06                Entire Agreement:  This instrument contains the entire Agreement between the parties.  This Agreement, together with the documents given in connection herewith, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

10.07                Amendment:  Except as otherwise provided herein, any addendum or modification hereto must be signed by both parties.

10.08                Effective:  This Agreement becomes effective when it is accepted and executed by an authorized officer of Tri-State.

10.09                Data Transmission:  Tri-State assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by Customer.  Tri-State only assumes responsibility for data transmitted from Customer once the data is received within Tri-State’s internal network.  Tri-State assumes no responsibility for privacy or security data transmitted from Tri-State to Customer once the data is dispensed from Tri-State’s internal network.

10.10                Information:  Without limiting Tri-State’s right to share information regarding the Customer and its affiliates with Tri-State’s agents, accountants, lawyers and other advisors, Customer agrees that Tri-State and Wells Fargo & Co. and all direct and indirect subsidiaries of Tri-State and Wells Fargo & Co. may, among themselves, discuss or otherwise utilize any and all information they may have in their possession regarding the Customer and its affiliates, and the Customer waives any right of confidentiality it may have with respect to such exchange of such information.

10.11                Indemnification:  Customer agrees to indemnify and hold Tri-State harmless from any and all liability, claims and damages, including attorneys’ fees, costs of suit and interest which Tri-State may incur as a result of the failure of Customer to pay withholding taxes due and payable to any taxing authority.

10.12                Notices hereunder:  All notices and communications hereunder shall be given or made to the parties at their respective addresses set forth below, or at such other address as the addressee may hereafter specify for the purpose of written notice to the other party hereto.  Such notices and communications shall be effectively given by Tri-State when and if given in writing and sent to the email address set forth below, delivered by facsimile or duly deposited in the mails with first-class postage prepaid.

10.13                Costs and Expenses:  Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by Tri-State in connection with this Agreement and any other related document or agreement, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, administration, performance, collection and enforcement of the obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder, the collection of any Account or any obligation owed by Customer to Tri-State.

10.14                Audit:  The Customer hereby agrees to pay Wells Fargo, on demand, audit fees in connection with any audits or inspections conducted by Wells Fargo of any Collateral or the Customer’s operations or business (Customer hereby consenting to the conduct of such audits or inspections by Wells Fargo) at the rates established from time to time by Wells Fargo as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

10.15                Jurisdiction:  The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement, (b) waive any argument that venue in any such forum is not convenient, (c) agree that any litigation initiated by Tri-State or the Customer in connection with this Agreement shall be venued in either the State Courts of the City and County of Denver, Colorado or the United States District Court, District of Colorado, and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.16                Waiver of Jury Trial:  THE CUSTOMER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT.

10.17                Tri-State Representation:  The person executing this Agreement for Tri-State executed it in New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Account Purchase Agreement to be duly executed as of the date first above written.

Tri-State Employment Services, Inc. 160 Broadway 15th Floor New York, NY 10038			Corporate Resource Development Inc. 160 Broadway 15th Floor New York, NY 10038

By:	/s/ Jay Schecter	By:	/s/ Jay Schecter

Name	Jay Schecter	Name:	Jay Schecter
Title	Senior Vice President	Title:	Chief Executive Officer

SCHEDULE 1
ACCOUNTEKNOLOGY GROUP
ALDAN TROY GROUP
B. BARNES ASSOCIATES
CREATIVE NETWORK SYSTEMS
DECORUM CONSULTING GROUP
DIVERSITY SERVICES OF DC
DIVERSITY STAFFING
F.S.I. SERVICES
H R STAFFING
J.D. & TUTTLE HOSPITALITY STAFFING
LERNER, CUMBO & ASSOCIATES
ON THE MARKS PERSONNEL
PAULSON SEARCH
PEOPLE FINDERS PLUS
PERSONNEL SPECIALIST
PROMPT PERSONNEL ASSOCIATES
PYRAMID STAFFING SERVICE
RWP SOLUTIONS
SEARCHPOINT 1
SEGUE SEARCH OF CONNECTICUT
SEGUE SEARCH
STAFF “ONE”
STAFF DESIGN
STAFFING REMEDIES
STAFFING UNLIMITED.COM
STRATEGIC RESOURCES STAFFING
SYNERGY PERSONNEL
TDF CONSULTING GROUP
TEMPORARY ALTERNATIVES,
TEMPORARY SERVICES
THE DRAYER SEARCH GROUP
THE EMPLOYMENT SOURCE
THE GOLD STANDARD
THE MILLER CANG AGENCY
THE PROFESSIONALS PERSONNEL
THE TUTTLE AGENCY
TRIANGLE PERSONNEL ASSOCIATES
TROY ASSOCIATES
TUTTLE AGENCY OF PENNSYLVANIA